Exhibit 99.(j)

Deloitte & Touche LLP Suite 3600 555 Seventeenth Street Denver, CO 80202-3942 USA Tel: +1 303 292-5400 Fax: +1 303 312 4000 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-146716 and Amendment No. 2 to Registration Statement No. 811-22133 on Form N-1A of our report dated February 27, 2009, relating to the financial statements and financial highlights of ALPS Variable Insurance Trust (the “Trust”), including the AVS Listed Private Equity Portfolio, appearing in the Annual Report on Form N-CSR of the Trust for the period from April 30, 2008 (inception) to December 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

April 3, 2009